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                                                                   Exhibit 14.2

                BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

                   POLICY STATEMENT, PROCEDURES AND GUIDELINES

              CONCERNING SECURITIES TRANSACTIONS AND COMMUNICATIONS

          In order to comply with federal and state securities laws governing insider trading in Boston Capital Real Estate Investment Trust, Inc. and subsidiaries (the "Company") securities while in possession of "material nonpublic information" concerning the Company, and the tipping or disclosing of material nonpublic information to outsiders, we have adopted this policy statement, and procedures and guidelines (this "Policy") for all "Insiders" (which includes all directors, officers and employees, their family members and others who reside with them, and specially designated outsiders who have access to the Company's material nonpublic information). This Policy is effective at any time the securities of the Company are registered with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          For purposes of this Policy, the Chief Executive Officer (the "CEO"), the Chief Financial Officer (the "CFO") and the Director of Investor Relations of the Company have been designated as the primary spokespersons who are authorized to speak to the media about corporate affairs. All media inquiries should be directed to either our CEO or to the Company's in-house public relations specialist, if any.

          Most importantly, the Policy requires Insiders to pre-clear, with the Company's legal counsel or other designated compliance officer of the Company (the "Compliance Officer"), all trades in securities issued by the Company or derivative securities that directly or indirectly are exercisable or exchangeable for or convertible into securities issued by the Company ("Derivatives Securities") in order to avoid even the appearance of an improper transaction (which could result, for example, where an officer or director engages in a trade while unaware of a pending major development). Moreover, this Policy prescribes procedures for external communications that are subject to SEC Regulation FD. This Policy also sets forth the procedures for compliance with SEC Rule 144 and the reporting of trades under Section 16 ("Section 16") of the Exchange Act.

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          This Policy is intended to be descriptive only of certain civil and criminal penalties regarding insider trading and is not intended to be inclusive of all penalties which may be applicable for prohibited insider trading. Violation of this Policy could result in the imposition of sanctions by the Company or the termination of employment with the Company.

I.   INSIDER TRADING POLICY: SECURITIES TRADED BY COMPANY PERSONNEL

          INTRODUCTION

          Employees of the Company may from time to time be in possession of material, non-public information concerning the Company or other companies. Under federal securities laws employees are prohibited from buying or selling securities while in possession of such inside information, and may not otherwise use the information for their own advantage or the advantage of others. Violations of this rule may subject those involved to disciplinary action, as well as severe civil or criminal penalties. Any such legal proceedings would result in adverse publicity and embarrassment to the Company and the individuals involved.

          Government agencies monitor insider trading and vigorously pursue violations of insider trading laws. Congress expanded the authority of the SEC and the U.S. Department of Justice when it adopted the Insider Trading and Securities Fraud Enforcement Act.

          The Company has adopted this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company, not just Insiders. The Company's sponsor, Boston Capital, and its employees have worked hard over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have that reputation damaged.

          THE COMPANY'S INSIDER TRADING POLICY

          INSIDERS TRADING ON INSIDER INFORMATION. If an Insider has material, non-public information relating to the Company, our policy is that such person may not buy or sell securities of the Company or engage in any other action to take advantage of that information, or pass it on to others, including family members, while such information remains material and non-public.

          In addition, the same prohibition applies to trades by Insiders in the securities of any other company with which the Company does business (including a customer or supplier of the Company) if such Insider is in possession of material, non-public information about that company, obtained in the course of employment with the Company.

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          Transactions that may be necessary or justifiable for independent or personal reasons (such as the need to raise money for an emergency expenditure) are not excepted from this policy.

          "Material information" generally is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. In short, it is any information that could reasonably affect the price of the security.

          Common examples of information that frequently will be regarded as material are: projections of future earnings or losses or earnings that are inconsistent with the expectations of the investment community; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale or disposition of assets; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; development of significant new products or discoveries; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or suppliers. Either positive or negative information may be material.

          DISCLOSURE OF INFORMATION TO OTHERS (TIPPING). Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. If a tippee of an Insider trades on such information, the insider trading penalties apply to the Insider, whether or not the Insider has derived any benefit from the tippee's actions.

          TRANSACTIONS BY FAMILY MEMBERS. The same restrictions apply to your family members and others living in your household. The term "family members" for the purposes of this Policy refers to an Insider's spouse, children, parents and other family members who reside with the Insider or who are directed by the Insider or are subject to the Insider's influence or control with respect to transactions in Company securities. As a result, all Insiders should make these individuals aware of the need to confer with them before they trade in the Company's securities.

          WHEN INFORMATION IS PUBLIC. Generally, a person having material, non-public information must refrain from buying or selling the stock, until after the information either has been disclosed broadly to the marketplace (such as by press release or an SEC filing) or the information is no longer relevant. Thus, it is improper for an Insider to enter a trade immediately after the Company has made a public announcement of material information, including earnings

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releases. Because the Company's shareholders and the investing public should be afforded the time to receive the information and act upon it, Insiders may not engage in any transactions until the third business day after the information has been released.

          THE CONSEQUENCES

     The consequences of insider trading violations can be staggering:

          FOR INSIDERS who trade on inside information or tip information to others (as well as their tippees):

       - A civil penalty of up to three times the profit gained or loss avoided;

       - A criminal fine (no matter how small the profit) of up to $5.0 million;

       -  A bar from serving as a director or officer of a public company; and

       -  A jail term of up to 20 years.

          FOR A COMPANY (and possibly supervisory persons within the Company as well) where appropriate steps to prevent illegal trading have not been taken:

       - A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and

       -  A criminal penalty of up to $25.0 million.

       Moreover, if an employee violates the Company's insider trading policy, whether or not there is a profit, Company-imposed sanctions, including dismissal, could result. Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish a reputation and irreparably damage a career and the Company.

II.    REGULATION FD DISCLOSURE POLICY

       Regulation FD, which stands for fair disclosure, requires that when a public company, such as the Company, discloses material information to the financial community or to the company's shareholders, it does so publicly and not selectively.

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     In order to ensure that we are in compliance with Regulation FD, we have adopted the following policies and procedures. Management will establish appropriate procedures to comply with the disclosure requirements set forth in the SEC's Regulation FD and this Policy.

     SCOPE OF REGULATION FD

     The basic rule regarding selective disclosure provides that whenever:

     (1)  an issuer or person acting on its behalf,

     (2)  discloses material non public information,

     (3) to specified persons who would reasonably be expected to trade securities on the basis of the information or to provide other with advice about securities trading, then

     (4)  the issuer must make public disclosure of such information,

     (5) either simultaneously for intentional or reckless disclosure or promptly for unintentional disclosures.

     THE COMPANY'S REGULATION FD POLICY

     Only the CEO, the CFO and the Director of Investor Relations may communicate corporate information concerning the Company to analysts, securities industry professionals or investors. All material information to be disclosed should be publicly disclosed before or simultaneously with any disclosure to analysts, securities market professionals or institutional investors (unless subject to a confidentiality agreement). Such public disclosure shall be made by one or more of the following means: a press release, a Form 8-K filing (either
Item 5 or Item 9, unless another specific type of disclosure is required), a Form 10-Q or Form 10-K filing, a publicly available conference call or other public disclosure. Posting information on the Company's Internet home page alone is not sufficient for public disclosure.

     EARNINGS ANNOUNCEMENTS TO ANALYSTS

     From time to time, the Company may conduct interactive conference calls with analysts and investors. Pre-announcements of such conference calls shall be made by press release and the public shall be afforded access to any conference calls with analysts (there is no requirement, however, that the public be allowed to ask questions). In the event of a preemptive earnings release (one made prior to a normal announcement because of an expected shortfall below the

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any third-party estimates) or a special new announcement, we will hold a conference call during non-trading hours after the release has been publicly disseminated.

     We will announce the date and time of the conference call on our Internet home page as well as in a press release made in advance of the conference call to permit simultaneous access by the public.

     PROJECTIONS THAT ARE IDENTIFIED AS FORWARD-LOOKING

     We must always give the safe harbor statement permitted by the Private Securities Litigation Reform Act of 1995 in connection with earnings announcements, conference calls with the public and other oral and written disclosures of forward-looking information. The safe harbor statement should include enumerated risk factors or a reference to the risk factors in the Company's Form 10-K or 10-Q or other SEC filing where more detailed risk factors can be found. This statement will be reviewed periodically and tailored to the information being disclosed. Any duty to update the disclosed information should be specifically disavowed.

     COMMENTING ON ANALYSTS' EARNINGS ESTIMATES AND REVIEWING ANALYSTS' DRAFT MODELS OR REPORTS

     If we express that we have "not changed" or are "still comfortable with" our own projections or any third party's estimates of our future results of operations, earnings or other financial results, or use words of similar substance or effect, or if we confirm or deny or express comfort to the effect that our likely results will be higher, lower or the same as our own projections or third party estimates, we must do so through an uniform release of information by means of a public press release, filing of a Form 8-K, filing of a Form 10-Q or 10-K or conference call open to the public as to which the required adequate notice has been provided. We may review on a limited basis analysts' models or reports upon request. However, the Company's spokesperson will only review information contained in the report or model for the narrow purpose of correcting historical information or identifying information in the public domain. The spokesperson will not comment on conclusions or soft information contained in any analyst's report or model. Should analysts send copies of their reports or models for review, the CEO and CFO may review the report with the analyst orally under the above guidelines and will not retain any copies of those reports.

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     INVESTOR AND BROKER SPONSORED-CONFERENCES

     We may participate in investor and broker-sponsored conferences, as long as such conference offers webcasting services, an opportunity for the public to listen or a live web cast and we have made adequate advance notice of our participation in the conference and the means by which the public may observe our presentation. Any disclosure during a presentation at the conference of material non-public information should be filed with the SEC on Form 8-K prior to the presentation or issued in a press release simultaneously with the presentation. Any breakout sessions or one-on-one sessions at the conference will be conducted solely by our spokespersons and handled in a manner which avoids any disclosure of material non-public information.

     ROAD SHOWS - INDUSTRY CONFERENCE SPEECHES

     Presentations for scheduled analyst and investor road shows (outside of road shows related to registered securities offerings) involving disclosure of material non-public information will be filed with the SEC on Form 8-K prior to use. Industry conference speeches involving disclosure of material non-public information will be filed with the SEC on Form 8-K prior to use or the subject of a press release simultaneously with the presentation.

     MONITORING MEETINGS WITH ANALYSTS AND INSIDERS

     When possible, the Compliance Officer of the Company will accompany the CEO, the CFO or the Director of Investor Relations when meeting with analysts one-on-one or in group meetings. The Compliance Officer will pre-brief Company spokespersons before such meetings or before they conduct conference calls with analysts and investors. The purpose of the pre-briefing is to ensure consistency of the message or matters the Company would like to convey to the analysts. It is also held to review the disclosure record so the spokesperson is familiar with the material issues that are already on the public record, as well as to guard against inadvertent disclosure of those material matters that have not been publicly released.

     MONITORING COMPANY ADVERTISING AND MARKETING MATERIALS

     The Compliance Officer of the Company will be responsible for monitoring our advertising and marketing materials to ensure that claims are truthful and any forward-looking statements are publicly updated should they change materially.

     RESPONSIBILITY FOR MONITORING THE COMPANY'S INTERNET HOME PAGE

     The Compliance Officer of the Company is primarily responsible for placing investor-related information on our home page and is responsible for monitoring all Company information

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placed on the Internet home page to ensure its accuracy and completeness. Any material changes in information will be updated immediately. Any Company information posted on the Internet home page for a period of five business days will promptly be archived on the site to indicate that such information may no longer be current.

     REFERRING TO OR DISTRIBUTING ANALYST REPORTS ON THE COMPANY

     We regard analyst reports as proprietary information belonging to the analyst's firm. The Company will not provide such reports on the Internet home page or through any other means to persons outside of the Company.

     QUIET PERIODS AND BLACKOUT PERIODS

     During the period beginning two weeks before the end of each fiscal quarter and ending on the date we make public disclosure of our financial results for such fiscal quarter, Insiders may not privately discuss with analysts, even as authorized above, their earnings estimates nor review even on a limited basis their models or reports and may not privately discuss our own projections or results unannounced with analysts, securities market professionals or Insiders. During such time and for two business days after the public disclosure of our quarterly financial results, Insiders also will be denied any request to trade in securities of the Company and will not be pre-cleared by the Compliance Officer to execute such trades. In addition, from time to time an event may occur that is material to the Company and is not publicly known which may give rise to a blackout period. Although the existence of a blackout period will not be announced (other than to those who are aware of the event giving rise to the blackout), if an Insider who wishes to trade in the Company's securities requests pre-clearance, such person will be informed of the existence of a blackout period, but not the reason for the blackout period. Any person informed of the existence of a blackout period is prohibited from disclosing such information to others, including other Insiders.

     INADVERTENT DISCLOSURES

     Any employee who believes that material nonpublic information has been inadvertently disclosed to any member of the media, analyst or securities industry profession should advise the Compliance Officer immediately. Public disclosure must be made as soon as possible (prior to the opening of the national exchange or national securities market on which the securities of the Company are listed on the next day following the inadvertent disclosure or within 24 hours).

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III. SECTION 16 INSIDERS AND REPORTING REQUIREMENTS

     SCOPE AND SUMMARY OF THE COMPLIANCE POLICY, SECTION 16 AND THE RULES

     For purposes of Section 16 compliance, the Company's Compliance Officer shall assist all Insiders in preparing and reviewing all Form 3, Form 4, and Form 5 filings. Although the Company may assist directors and officers with respect to the preparation and filing of Section 16(a) reports, the directors and officers, rather than the Company, are responsible for the content and the filing of all such Forms.

     SECTION 16 GENERALLY

     Section 16(a) of the Exchange Act requires each Insider of the Company to file reports of their holdings of, and transactions in, Company equity securities, including Derivative Securities. Section 16(b) provides that any imputed profit realized by an Insider from a purchase and sale, or a sale and purchase, of such securities within a six-month period (so-called "short-swing" profits) must be paid to the Company. The "short-swing" profit rules are in addition to the restrictions on trading (particularly SEC Rule 10b-5) on the basis of inside (I.E., material, non-public) information. Short-swing profits may also be imputed to Insiders due to their beneficial ownership of securities held by family members.

     INSIDERS AND THEIR FAMILY MEMBERS MUST GIVE WRITTEN NOTICE OF ANY PROPOSED TRADE IN COMPANY SECURITIES TO THE INSIDER TRADING COMPLIANCE OFFICER AND MUST RECEIVE AUTHORIZATION FOR SUCH TRANSACTION FROM THE COMPLIANCE OFFICER PRIOR TO EXECUTING SUCH TRADE.

     COMPANY COMPLIANCE PROCEDURES

     To ensure compliance with the accelerated reporting requirements mandated by the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, we are implementing the following:

          MANDATORY PRE-CLEARANCE PROCEDURE. Insiders of the Company and any other persons designated by the Compliance Officer as being subject to the Company's pre-clearance procedures, together with their family members, may not engage in any transaction involving the Company's securities (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be

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submitted to the Compliance Officer at least two days in advance of the proposed transaction. The Compliance Officer will then determine whether the transaction may proceed and, if so, assist in complying with the new reporting requirements.

          Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Compliance Officer. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Those transactions, of course, must be reported immediately to the person at the Company who files the Form 4 reports.

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          CERTIFICATIONS. All directors, officers and other employees subject to the procedures set forth in this Policy must certify their understanding of, and intent to comply with, the procedures set forth in this Policy. Accordingly, please note that you will not be pre-cleared by the Compliance Officer to engage in any transaction involving the Company's securities until we have received a signed copy of a certification, a form of which is attached to this Policy as

EXHIBIT A.

          REPORTING REQUIREMENTS. Under Section 16(a) of the Exchange Act, Insiders are required to file certain "statements" with the SEC disclosing their beneficial ownership of equity securities of the Company, or any change in such beneficial ownership. Equity securities for these purposes include common and preferred stock, any securities representing any participation in, convertible into, or carrying warrants for, any such stock and any option, put, call, straddle, or the like involving such stock (collectively referred to in this Policy as "shares").

          An Insider must file electronically via EDGAR, the SEC's electronic filing system. An Insider filing via EDGAR must obtain EDGAR access codes from the SEC prior to their first electronic filing. These codes may then be used for all subsequent filings. One advantage to filing electronically is that the filing will be made instantaneously upon the EDGAR submission (subject to certain operating hours of the SEC).

          WHEN TO FILE. The various reports are due on the dates indicated below, except that if the due date falls on a Saturday, Sunday or holiday, the due date is deferred until the next business day. A report is deemed filed on the date when it is received by the SEC, not when it is mailed or otherwise transmitted for filing.

          An Insider must report all holdings of each class of equity securities, whether or not that class is registered under Section 12 of the Exchange Act.

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          FORM 3. Any person who becomes an Insider of the Company must file an initial statement on Form 3 on or before the tenth day after becoming an Insider. Form 3 sets forth the Insider's holdings as of the date he or she becomes an Insider. THIS FORM MUST BE FILED EVEN IF SUCH PERSON OWNS NO SHARES AT THE TIME OF FILING.

          FORM 4. After filing initial statements of beneficial ownership on Form 3, Insiders are required to disclose on Form 4 any change in ownership of the Company's equity securities or the purchase or sale of a security-based swap agreement "before the end of the second business day following the day on which the subject transaction has been executed." The two-business day reporting requirement now also applies to Insider transactions which were previously exempt from Section 16(b) short swing profit recovery pursuant to Rule 16b-3 (I.E., grants, exercises, cancellations and regrants of Company stock options, including repricings). Prior to the enactment of Sarbanes-Oxley, many of these transactions were subject to deferred reporting on Form 5.

          The SEC has adopted a rule which provides exceptions to the two-business day deadline for the following transactions:

          - transactions pursuant to a contract, instruction or written plan that satisfies the affirmative defense conditions of Rule 10b5-1(c) where the reporting person does not select the date of execution; and

          - discretionary transactions under Rule 16b-3(b)(1) pursuant to employee benefit plans where the reporting person does not select the date of execution.

          In each case, a reporting person must report the transaction prior to the end of the second business day following the date upon which the reporting person is notified of the execution of the transaction by the executing broker, dealer or plan administrator, provided that, if the notification date is later than the third business day following the trade date of the transaction, the date of execution is deemed to be the third business day following the trade date of the transaction.

          PLEASE NOTIFY THE COMPLIANCE OFFICER IMMEDIATELY ONCE YOU ARE NOTIFIED OF THE EXECUTION OF EITHER OF THE ABOVE TYPES OF TRANSACTIONS BY THE EXECUTING BROKER, DEALER OR PLAN ADMINISTRATOR.

          FORM 5. A Form 5 must be filed by the forty-fifth day after the end of the fiscal year of the Company by any person who, at any time during such fiscal year, was an Insider and (i) was involved in a transaction in the Company's equity securities which was exempt from

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being reported (and was not already reported) on a Form 4, or (ii) failed to file a required Form 3, 4, or 5 not previously reported as delinquent. An Insider is not required to file a Form 5 if there is no transaction or delinquency requiring reporting. Form 5 generally relates only to transactions in the most recent fiscal year. Information concerning certain benefit plans, which may not be available within the 45-day period, may be reported on the next year's Form 5.

          WHEN TO FILE. The various reports are due on the dates indicated above, except that if the due date falls on a Saturday, Sunday or holiday, the due date is deferred until the next business day. A report is deemed filed on the date when it is received by the SEC, not when it is transmitted for filing.

          An Insider must report all holdings of each class of equity securities, whether or not that class is registered under Section 12 of the Exchange Act.

          DISCLOSING DELINQUENT FILINGS. Although Insiders are solely responsible for making their Section 16 filings, the Company is required, based solely on a review of the filings sent to it (or a representation by an Insider that no Form 5 was required), to disclose in its Form 10-K and proxy statements any known failure to file a required Form 3, 4, or 5; the names of any Insiders who are delinquent in reporting; the number of late reports; and the number of transactions not timely reported.

          TRANSACTIONS BEFORE OR AFTER BEING AN INSIDER. A director or officer of the Company is not required to disclose transactions and is not subject to
Section 16(b) liability for purchases or sales which occurred before he or she first became an officer or director of the Company.

          A director or officer is subject to both the reporting and liability provisions in connection with a purchase or sale made after ceasing to be a director or officer if such transaction occurs within six months following a sale or purchase which took place while he or she was still an officer or director, and such transaction is an opposite transaction (I.E., a sale following a purchase or a purchase following a sale). Thus, only those post-termination transactions which are matchable under Section 16(b) with a pre-termination transaction within the preceding six months need to be reported. For example, a director who SELLS common stock of the Company within six months of resigning would have to file a Form 4 report of the sale only if the person had PURCHASED equity securities of the Company in a (non-exempt) transaction within the preceding six months.

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IV.  SALE OF STOCK AND GIFTS BY AFFILIATES: RULE 144

     WHO IS AN AFFILIATE

     Any person who controls or is considered to be a member of a group that controls the Company is an "affiliate" of the Company. Executive officers, directors and 10% stockholders are generally presumed to be affiliates. Also included in this group are spouses, other relatives living with a director or executive officer, and any company, partnership or organization other than the Company with which a director or executive officer is associated.

     SALES BY AFFILIATES UNDER RULE 144

     If a Company affiliate wishes to sell securities of the Company which are restricted (E.G., received in a private placement or unregistered), such affiliate must meet all of the conditions of Rule 144 to sell his, her or its securities. Under Rule 144, an affiliate may only sell such restricted securities after a one year holding period and then the amount the affiliate sells during any three-month period cannot exceed one percent of the outstanding class of Company securities, or the average weekly reported volume of trading in Company securities during the appropriate four week period. The affiliate must count not only his or her own sales under Rule 144 but also unregistered public sales during the preceding three months by:

          1.   his or her spouse and relatives sharing the same home;
          2. any trust or estate in which the affiliate or any of the relatives described above owns or collectively owns a 10% or more beneficial interest or serves as trustee or executor;
          3. any corporation or other organization (other than the Company) in which the affiliates or any of the relatives described above has 10% or more or of either the equity interest or any class of equity securities; and
          4. any donees, donor, pledgee or pledgor of any of the affiliate mentioned above.

          Any sale under Rule 144 must be sold in "broker's transactions" (a technical term aimed at preventing solicitation of a buyer) or in transactions directly with a market maker.

          FILING REQUIREMENT: FORM 144

          If any securities to be sold under Rule 144 during any three month period exceeds 500 shares or has an aggregate sale price greater than $10,000, a Form 144 must be filed with the SEC. Three copies of the form should be mailed to the SEC simultaneously to the placement of the sales with the broker or market maker. Filing Form 144 after the order is placed is not sufficient.

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          GIFTS

          Gifts of Company securities by affiliates should be made under arrangements that ensure that the donee will comply with Rule 144 (or some other exemption from registration such as the private placement exemption) and afford the donor appropriate notice of donee resales.

V.   INQUIRIES

     If there is any question about the appropriateness or reporting requirements of stock transactions under this Policy, including hedging transactions, transactions involving short-sales, margin accounts and pledges or transactions under any of the Company's equity incentive plans, employees should consult their supervisors, who will review the matter as necessary with the Company's Compliance Officer.

     Remember, however, that the ultimate responsibility for honoring the Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

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                                    EXHIBIT A

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                                  CERTIFICATION


I certify that:

     1. I have read and understand the Company's Policy for Section 16 Reporting covering pre-clearance and broker interface procedures. I understand that the Compliance Officer is available to answer any questions I have regarding this Policy.

     2. I will continue to comply with the Policy for as long as I am subject to the Section 16 insider reporting requirements.

Signature:
               -----------------------------------
Date:
               -----------------------------------
Print name:
               -----------------------------------

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